Exhibit 10.2

PROMISSORY NOTE

UT 1707-A59

     Draper, Utah

THIS PROMISSORY NOTE (hereinafter the "Note,") dated as of July 15, 2025, is made by FIF UTAH LLC (hereinafter the "Borrower,") a limited liability company duly organized and existing under the laws of the State of Delaware, to the UNITED STATES OF AMERICA, (hereinafter the "Government,") acting through the Administrator of the Rural Utilities Service ("RUS.") For value received, the Borrower promises to pay to the order of the Government, at the United States Treasury, Washington, D.C., Eleven Million Four Hundred Eighty-Four Thousand Seventy-Six Dollars ($11,484,076), with interest payable, from the date of each advance, on the amount advanced by the Government (hereinafter the "Advance,") pursuant to a certain loan-grant and security agreement, dated the same date as this Note (hereinafter the "Loan-Grant and Security Agreement,") made by and between the Borrower and the Government, and remaining unpaid from time to time, in the time and manner herein provided:

1.

Interest Rate. Interest on each Advance shall be at rate(s) per annum, published by the Secretary of the Treasury, which shall be equal to the cost of borrowing of the Department of Treasury for obligations, as determined by the Government, of comparable maturity (hereinafter the "Cost-of-Money Interest Rate.")

2.

Maturity Date. On a date twenty-two (22) years after Release of Funds Date, as set forth in the Loan-Grant and Security Agreement, the principal hereof advanced pursuant to the Loan-Grant and Security Agreement and remaining unpaid, if any, and interest thereon, shall be due and payable (hereinafter the "Maturity Date.")

3.

Fund Advance Period.   Funds will be advanced pursuant to the Loan-Grant and Security Agreement. The fund advance period for this Note begins on the date hereof and terminates five (5) years from the Release of Funds Date, as set forth in the Loan-Grant and Security Agreement (hereinafter the "Expiration Date.") No funds will be advanced subsequent to the Expiration accordance with the Loan-Grant and Security Agreement.

4.

Deferral Period. Unless payment is otherwise made by the Borrower, all accrued interest and principal on Advances will be deferred for a three (3)-year period starting when funds are first made available to be drawn by the Borrower, as indicated in written notice by

5.

Payments on Advances. At the end of the three-year deferral period, all unpaid accrued interest will be capitalized and added to the outstanding principal, and monthly payments will be established in an amount that amortizes the outstanding balance in equal payments over the remaining term of the loan.

6.

Application of Payments. Each payment made on this Note shall be applied as follows: First, to expenses, costs and penalties; Second, to late charges; Third, to the payment of interest on principal; and Fourth, to principal.

7.

Prepayment. All, or a portion of the outstanding balance, of any Advance may be prepaid on any payment date, as herein provided. However, so long as any of the principal advanced pursuant to the Loan-Grant and Security Agreement shall remain unpaid, the Borrower shall be obligated to make the monthly payment on account of principal and interest, in the amount provided herein, unless the Borrower and the Government shall otherwise agree, in writing.

8.

Late Payments. A late charge shall be charged on any payment not made within five (5) days of the date the payment becomes due. The late charge rate shall be computed on the payment from the due date at a rate equal to the rate of the cost of funds to the United States Treasury as prescribed and published by the Secretary of the Treasury. In addition, the Borrower shall pay administrative costs and penalty charges assessed in accordance with applicable Government regulations. Acceptance by the Government of a late payment shall not be deemed to be a waiver of any right or remedy of the Government.

9.

Security. This Note is secured by a security interest in collateral described in the Loan-Grant and Security Agreement and/or Intercreditor Agreement, dated the same date as this Note, made by and between the Borrower and the Government. Rights and obligations with respect to the collateral are stated in the Loan-Grant and Security Agreement.

10.

Noteholder. This Note evidences indebtedness created by a loan made under the Rural Electrification Act (7 U.S.C. § 901 et seq.). The Government shall be and shall have all rights as holder of this Note.

11.

Default. In an event of default, as provided in the Loan-Grant and Security Agreement, all principal advanced pursuant to the Loan-Grant and Security Agreement and remaining unpaid on this Note, and all interest thereon may be declared or may become due and payable in the manner and with the effect provided in the Loan-Grant and Security Agreement.

12.	Costs. The Borrower shall pay any and all costs and expenses incurred in connection with the exercise of rights or the enforcement of remedies, as set forth in the Loan-Grant and Security Agreement.

13.	Waivers. The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonor, protest, and notice of non-payment of this Note.

14.

Obligations. The obligations hereunder of the Borrower on this Note are absolute and unconditional, irrespective of any defense or any right to set off, recoupment, or counterclaim it might otherwise have against the Government.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate or legal name and its corporate seal, if any, to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.

FIF Utah, LLC

By:/s/ Joseph Max Meisinger

Name: Joseph Max Meisinger

(SEAL)	Title: Treasurer

Attested to by: Joshua P. Weisenburger
Secretary